Exhibit 11

                              COLUMBUS ENERGY CORP.
                 Statement of Computation of Per Share Earnings
                                   (Unaudited)
                      (In Thousands Except Per Share Data)

                                  Nine Months Ended
                                     August 31,
                                     ----------
                                  1996         1995          1995        1994         1993        1992         1991
                                  ----         ----          ----        ----         ----        ----         ----
Primary:

 Based on weighted average
 shares outstanding including
 the effect of common
 stock equivalents:

 Weighted average shares
  outstanding:                    3,049        3,160         3,143       3,269        3,404        3,461        3,543

Incremental shares attributable
 to dilutive stock options and
 warrants outstanding based on
 average market price during
 the period calculated using
 the treasury stock method           34           18             5          37           91           47            7
                                 ------       ------       -------      ------       ------       ------       ------

   Total average common and
    common equivalent shares      3,083        3,178         3,148       3,306        3,495        3,508        3,550
                                 ======       ======       =======      ======       ======       ======       ======

Net earnings (loss)              $1,539       $  501       $(1,495)     $2,190       $3,806       $2,415       $   56
                                 ======       ======       =======      ======       ======       ======       ======

Earnings (loss) per share:
 Net earnings (loss)             $  .50       $  .16       $  (.47)     $  .67       $ 1.12       $  .70       $  .02
                                 ======       ======       =======      ======       ======       ======       ======


Note:Fully diluted earnings per share for the nine months ended August 31, 1996 and 1995 and in 1995, 1994, and 1993 were identical to the primary earnings per share. Fully diluted incremental shares in 1992 and 1991 were 116,000 and 14,000 with total average common and common share equivalent shares 3,577,000 and 3,557,000, respectively. The number of shares and per share amounts from 1991-1994 have been restated to reflect the 10% stock dividends issued in 1994 and 1995.